UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 31, 2011

A123 Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34463	04-3583876
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

A123 Systems, Inc. 200 West Street Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  617-778-5700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On October 31, 2011, A123 Systems, Inc. (the “Corporation”) and LiFePO4+C Licensing AG (the “Licensor”) entered into a Patent Sublicense Agreement (the “Agreement”) pursuant to which the Licensor granted to the Corporation a worldwide, non-exclusive sublicense to certain lithium metal phosphate patents developed at the University of Texas (“UT”), including U.S. Patent No. 5,910,382 and U.S. Patent No. 6,514,640 and subsequent continuation patents U.S. Patent Nos. 7,955,733, 7,960,058, 7,964,308, and 7,972,728 (collectively, the “Goodenough Patents”), a family of electrode material carbon coating patents (collectively, the “Carbon Coating Patents’), and several lithium metal phosphate patents licensed to Hydro-Quebec (“HQ”) by Nippon Telephone and Telegraph (the “NTT Patents” and, together with the Goodenough Patents and Carbon Coating Patents, the “Sublicensed Patents”) that provides the Corporation with the right to make, have made, use, import, export, transfer, market, sell and have sold products containing the licensed lithium metal phosphate materials.

Pursuant to the Agreement, the Corporation granted to Licensor a worldwide, non-exclusive, royalty-free license to make, have made, use, import, export, market, sell and have sold products covered by the claims of two recently-issued undoped lithium metal phosphate patents developed at the Corporation, U.S. Patent Nos. 7,939,201 and 8,057,936 (collectively, the “A123 Patents”), with the limited right to grant sublicenses of the A123 Patents to third parties to which it grants sublicenses under the Sublicensed Patents. The A123 Patents are separate from the Corporation’s original nanophosphate patents exclusively licensed from the Massachusetts Institute of Technology in 2001.

The Agreement was entered into as partial consideration for the entry into a Settlement Agreement, dated October 31, 2011, by and between the Corporation, The Black and Decker Corporation (“Black & Decker”), HQ, UT and certain other patent holders (the “Settlement Agreement”). In connection with the entry into the Settlement Agreement, HQ and UT have agreed to dismiss with prejudice the pending litigations filed against the Corporation and Black and Decker in the Federal District Court for the Northern District of Texas, Civil Action nos. 3:06-cv-1655 B and 3:11-cv-1217 B, and release the Corporation and Black & Decker from all claims in the litigations, pending satisfaction of the Upfront Sublicense Fee (as defined below).

As partial consideration of the license grants by Licensor, the Corporation will make a cash payment of $5,000,000 to the Licensor payable in three installments:  an initial installment of $3,500,000 in 2011 (the “Upfront Sublicense Fee”) and two later installments of $750,000 each in 2013 and 2014, respectively.  The Corporation will also be required to pay royalties to Licensor commencing as of January 1, 2012 based on a fixed percentage of the Corporation’s cell revenues using licensed lithium metal phosphate materials (plus cell revenues attributed to any permitted sublicensees of the Corporation). The calculation of the Corporation’s cell revenues will be based on a fixed percentage of the Corporation’s worldwide product revenues.  Such fixed percentage may be adjusted by mutual agreement if the Corporation’s standalone cell revenues increase significantly in proportion to overall product revenues.  In connection with the Corporation’s royalty obligations, the Corporation is obligated to provide to Licensor certain accounting records and reports related to the Corporation’s operating results within a specified period following each quarterly reporting period.

The Agreement will terminate on the last to expire of the Sublicensed Patents, unless terminated earlier by either party, and all rights granted to the Corporation thereunder will revert back to the Licensor.  The Licensor may terminate the Agreement by written notice to the Corporation if the Corporation becomes insolvent or bankrupt, asserts a claim challenging the validity of the licensed patents, fails to comply with its payment obligations within thirty (30) days of receiving written notice, or fails to comply with its other obligations under the Agreement within ninety (90) days of receiving written notice. The Corporation may terminate the Agreement by ninety (90)-day prior written notice, with or without cause, and the license rights granted to Licensor will survive any termination without cause.

The Corporation cannot sublicense the Sublicensed Patent rights, except with respect to sublicenses to an entity in which the Corporation holds greater than a majority voting power, and maintains management and operational control over the policies of the entity and the power to appoint a majority of the members of the entity’s board of directors or equivalent governing body. In addition, the Corporation can also sublicense the Sublicensed Patent rights to a limited number of specified joint ventures and toll manufacturers and to an existing licensee of the Corporation, subject to certain restrictions.

The Agreement also provides that the Corporation will be a most favored licensee and will receive the benefit of more favorable terms granted to future licensees of the Sublicensed Patents.

The Agreement cannot be assigned by either party without the other party’s consent, subject to certain exceptions, including the assignment to a successor entity in connection with a change in control.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, which will be filed as an exhibit to the Corporation’s Annual Report on Form 10-K for the year ending December 31, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A123 SYSTEMS, INC.

Date: November 4, 2011	By:	/s/ ERIC J. PYENSON
Eric J. Pyenson
Vice President and General Counsel